Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
April 15, 2011
	News Media Ruben Rodriguez	202-624-6620

	Financial Community Douglas Bonawitz	202-624-6129
Washington Gas Requests Rate Increase in Maryland to
Address Service Costs
WASHINGTON — Washington Gas Light Co. today filed an application with the Maryland Public Service Commission (PSC) to increase its rates and charges.
The proposed rates and charges will increase Washington Gas’ overall annual revenues in Maryland by $30.0 million, an increase of 5.9 percent. The typical residential heating customer would see an increase of about 5.4 percent in his or her gas bill, or an average of about $4.50 per month.
If approved, this rate increase will alleviate the discrepancy between the amount of revenue the company receives from its customers and what it costs the company to do business in the state.
“Over time, as Washington Gas has upheld its mission of providing clean and efficient natural gas safely and reliably to our Maryland customers, the cost of providing that service has increased,” said Washington Gas Chief Executive Officer Terry D. McCallister.
Washington Gas, which provides natural gas delivery services and retail sales to Maryland customers, is a regulated utility, and its rates and charges must be approved by the Maryland PSC.
Washington Gas has also included a request to recover costs associated with an accelerated pipe replacement plan. Safety is the highest priority for the company and with an increasingly aging system and more stringent federal and industry standards for pipeline safety, Washington Gas is seeking to replace certain of its facilities more rapidly and in a manner that does not financially burden the company or stakeholders.
The company anticipates that the new rates will become effective in November 2011. Washington Gas’ last rate increase in Maryland was approved by the Maryland PSC in November 2007.
About 440,000 of the company’s one million customers live in Maryland.
Headquartered in Washington, D.C., Washington Gas is a wholly-owned subsidiary of WGL Holdings, Inc. (NYSE: WGL). The parent company holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.
Additional information about WGL Holdings is available on its website, wglholdings.com. Go to washingtongas.com for more information about Washington Gas.
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